August  6,  1997



Mr.  Steven  A.  Tesdahl
9501  North  46th  Place
Phoenix,  Arizona    85028


     Re:          Terms  of  Employment

Dear  Steve:

     I am pleased that you have accepted the offer of employment made by Ugly Duckling Corporation ("Ugly Duckling"). The purpose of this letter is to confirm the terms and conditions under which you will be employed.

POSITION:          You will serve as Senior Vice President - Chief Information
Officer of Ugly Duckling. You will be a member of the executive management group of Ugly Duckling and will report to the Chief Executive Officer. You will be employed on a full-time basis and will devote all of your working time and efforts exclusively to Ugly Duckling.

LOCATION:          Your  office  will  be located at 2525 East Camelback Road,
Phoenix, Arizona 85016. The location of your office may be changed from time to time. Also, you may be required to provide services from time to time at other Ugly Duckling locations. You may also be required to travel in the performance of services.

SALARY:      You will receive a salary at the rate of $175,000.00 per year. On each anniversary of commencement of employment your salary will be increased by a minimum of ten percent.

BENEFITS: Enclosed is a summary of Ugly Duckling's employee benefits. You will be entitled to these benefits as an employee of Ugly Duckling. However, in lieu of standard vacation leave, you will be entitled to four weeks (20 business days) of paid vacation leave each year during the term of your employment, prorated for any partial year.

STOCK OPTIONS: You will receive a nonqualified option to purchase 100,000 shares of common stock of Ugly Duckling on September 1, 1997 (the "Stock Options"). The Stock Options are granted to provide you an incentive to work in a manner that adds as much value as possible to Ugly Duckling. However, Ugly Duckling makes no representations or warranties as to, and, shall have no liability for, the value of the Stock Options or the price of common stock of Ugly Duckling at any time. You acknowledge that the issuance and/or exercise of the Stock Options may constitute compensation to you and you shall be responsible for paying all income taxes assessed on said compensation. The Stock Options are granted pursuant to the Ugly Duckling Long Term Incentive Plan (the "Incentive Plan") and a Nonqualified Stock Option Agreement (the "Option Agreement"). A copy of the Incentive Plan and Option Agreement are enclosed with this letter. The Stock Options will vest over five years from the date of grant and be subject to other terms and conditions of the Incentive Plan and Option Agreement.

STOCK GRANT: As a signing bonus, you will receive on January 15, 1998 that number of shares of common stock of Ugly Duckling at the closing market price on September 1, 1997 equal to $100,000 (the "Restricted Stock"). The Restricted Stock is granted to induce you to bear all risk of terminating your current employment with Andersen Consulting, L.L.P. and accepting employment with Ugly Duckling under the terms of this letter. However, Ugly Duckling makes no representations or warranties as to, and, shall have no liability for, the value or price of the Restricted Stock at any time. You acknowledge that the issuance of the Restricted Stock will constitute compensation for you and you shall be responsible for paying all income taxes assessed on said compensation. You authorize Ugly Duckling to withhold from the Restricted Stock at the time of issuance that number of shares with a value equal to the withholdings required by applicable law. If any withholdings are required prior to the issuance of the Restricted Stock you authorize Ugly Duckling to make the withholdings from your Salary. The Restricted Stock will not be registered under the Securities Act of 1933 and will be subject to transfer restrictions under Rule 144 of the Securities Act of 1933.

TERM: Your employment will commence on or before September 1, 1997. There is no minimum term for your employment. You are employed at will and your employment may be terminated at any time for any lawful reason, all at the discretion and will of Ugly Duckling. However, if your employment is terminated by Ugly Duckling without cause prior to September 1, 1998, then your Salary, but not any other benefits, will be continued for 12 months. If your employment is terminated by Ugly Duckling without cause after September 1, 1998 and prior to September 1, 1999, then your Salary, but not any other benefits, will be continued for 9 months. If your employment is terminated by Ugly Duckling without cause after September 1, 1999 and prior to September 1, 2000, then your Salary, but not any other benefits, will be continued for 6 months. If your employment is terminated (a) by Ugly Duckling without cause after September 1, 2000; (b) by Ugly Duckling at any time for cause; or (c) by you at any time, then your Salary will not be continued after the termination. The continuation of your Salary, if required, will be a severance benefit (the "Severance Benefit") and the Severance Benefit will be your exclusive benefit and remedy for the termination of your employment by Ugly Duckling without cause. For purposes of this letter and the termination of your employment by Ugly Duckling without cause, "without cause" shall mean termination for any reason other than your (a) illegal conduct; (b) gross misconduct; or (c) willful failure to perform your duties after receipt of written demand for performance of your duties.

CHANGE OF CONTROL: If a change in control of Ugly Duckling occurs during the term of your employment and your employment by Ugly Duckling is either (a) terminated by you within 12 months after the change of control; or (b)
terminated by Ugly Duckling without cause within 90 days prior to the change of control or within 12 months after the change of control, then in either event you will receive a termination fee equal to 200% of your then current salary (the "Termination Fee"). If your employment is terminated without cause more than 90 days prior to a change of control or with cause at any time, then no Termination Fee shall be payable to you. If you are entitled to the Termination Fee, then you shall not be entitled to the Severance Benefit. In addition, at the time of any change of control all Stock Options granted to you pursuant to this letter that are not yet vested at the time of the change of control shall automatically be fully vested without any further action or authority of the Board of Directors of Ugly Duckling. The vesting of all Stock Options in connection with a change in control shall be included in the Option Agreement. For purposes of this letter, change of control shall be defined by the Plan but shall include the removal and/or resignation of Ernest C. Garcia II as the Chairman of the Board of Directors and Chief Executive Officer of Ugly Duckling.
OTHER TERMS: There are no material terms and conditions of your employment other than as stated in this letter. This letter and the agreements enclosed with this letter constitute legally binding and enforceable contracts under Arizona law. You acknowledge that you have received the advice of independent legal counsel prior to you signing this letter and the enclosed agreements.

     If these terms and conditions of employment are acceptable to you, then please acknowledge your acceptance by signing this letter and the enclosed agreements and returning them to me. If you have any questions or comments regarding these terms and conditions of your employment, please contact me or Ernie Garcia.

     I  look  forward  to  working  with  you.

                              Cordially,


                              /s/  Steven  P.  Johnson
                              Steven  P.  Johnson
                              General  Counsel

SPJ:ag

Accepted  this  6th  day  of  August,  1997.


/s/  Steven  A.  Tesdahl
Steven  A.  Tesdahl

Social  Security  No.  ###-##-####





DV.PM:TESDAHL.DOC